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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 SCHEDULE TO-T/A
                             TENDER OFFER STATEMENT
                                      UNDER
                          SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                -----------------

                            CENTRAL NEWSPAPERS, INC.
                       (Name of Subject Company (Issuer))

                       PACIFIC AND SOUTHERN INDIANA CORP.
                                GANNETT CO., INC.
                      (Names of Filing Persons (Offerors))

                       CLASS A COMMON STOCK, NO PAR VALUE;
                       CLASS B COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   154647101;
                                    154647200
                     (CUSIP NUMBERS OF CLASS OF SECURITIES)

                             THOMAS L. CHAPPLE, ESQ.
                               GANNETT CO. , INC.
                              1100 WILSON BOULEVARD
                            ARLINGTON, VIRGINIA 22234
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf Of Filing Persons)

                                ----------------
                                    Copy to:
                          RICHARD F. LANGAN, JR., ESQ.
                             JOHN C. PARTIGAN, ESQ.
                                NIXON PEABODY LLP
                             401 NINTH STREET, N.W.
                              WASHINGTON, DC 20004
                                 (202) 585-8000

                                -----------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------
TRANSACTION VALUATION                      AMOUNT OF FILING FEE
 $2,649,136,448                              $529,827.29*
-------------------------------------------------------------------------------

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           Amount Previously Paid: $529,827.29                       Filing Party: Gannett Co., Inc.
           Form or Registration No.: Schedule TO                     Date Filed:  July 3, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which the statement relates:
|X| third-party tender offer subject to Rule 14d-1.
[ ] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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ITEM 12. EXHIBITS.

(a)(8) Form of Notice to Participants in the Central Newspapers, Inc. Savings Plan.


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         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     PACIFIC AND SOUTHERN INDIANA CORP.


                                     By:   /s/ Thomas L. Chapple
                                        --------------------------
                                        Name:  Thomas L. Chapple
                                        Title: Vice President




                                     GANNETT CO., INC.


                                     By:  /s/ Thomas L. Chapple
                                        ---------------------------------
                                        Name:  Thomas L. Chapple
                                        Title: Senior Vice President


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                                  EXHIBIT INDEX

(a)(8) Form of Notice to Participants in the Central Newspapers, Inc. Savings Plan.